Exhibit 10.2

January 30, 2023

Doug Groves

[•]

Re:	Changes to your Employment Agreement

Dear Doug,

I am writing to confirm our understanding regarding certain changes to the terms of your employment with Iteris, Inc. (the “Company”). This letter amendment (this “Amendment”) amends the existing employment letter agreement between you and the Company dated November 15, 2019 (the “Employment Agreement”). (You and the Company are sometimes referred to herein each as a “Party” and together as the “Parties.”)

1.          Position and Duties. Effective as of February 3, 2023 and upon filing with the U.S. Securities and Exchange Commission of the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2022 (the “Effective Date”), you will step down from your position as CFO of the Company, and you will assume the role of Senior Advisor to the Company. As of the Effective Date, you agree to resign your position(s), if any, as an officer or director of the Company, as a member of any Board committees, as well as any other positions you may hold with or for the benefit of the Company and/or its affiliates, other than your employment as Senior Advisor. You will continue to report to the Company’s President and CEO, Joe Bergera. In addition to those duties assigned to you from time to time as a Senior Advisor to the Company, you will make yourself available to assist with the transition of the CFO role and with the creation and filing of the Company’s Annual Report on Form 10-K for the fiscal year ending March 31, 2023.

2.          Term. The “Term” of this Amendment and your service in the role of Senior Advisor, will commence as of the Effective Date and continue until June 2, 2023 (the “Termination Date”). Upon the Termination Date, your employment with Iteris will terminate. In addition, on the Termination Date, you will return to the Company all Company-owned equipment, keys or passes, software, files, samples, training materials, programs and documents (including any copies) in the same condition as when provided to you, reasonable wear and tear excepted. You will be entitled to retain your Company laptop and cell phone, subject to the Company’s right to recover and delete any Company confidential information, programs or files on or before the Termination Date.

3.          Base Pay and Benefits. During the Term, you will continue to receive your base salary and employee benefits as set out in the Employment Agreement. The Company shall allow for your PSUs to vest in June 2023. You will also be eligible to receive your annual bonus for Company fiscal year 2023, which we expect will be paid out in July 2023.

4.          No Disparagement. You hereby agree that you will not denigrate, defame, disparage or cast aspersions upon the Company and the Company’s products, services, business and manner of doing business, and that you will use your reasonable best efforts to prevent any member of your immediate family from engaging in any such activity. The Company’s officers and directors agree that they will not denigrate, defame, disparage or cast aspersions upon you or your services to the Company. The Parties agree that any statement about this Amendment, your assumption of the role of Senior Advisor and/or the termination of your employment must be mutually agreed to in advance by the Parties. Notwithstanding the foregoing, nothing in this Agreement prohibits either Party from providing truthful information and/or testimony in connection with any investigation or proceeding conducted by, the U.S. Equal Employment Opportunity Commission or a comparable state or federal fair employment practices agency.

5.          At-Will Employment. You hereby acknowledge and agree that the foregoing amendments to the Employment Agreement do not guarantee employment for any fixed period, and your employment with the Company remains “at will.” This means your employment is voluntary and is subject to termination by you or Iteris at-will, with or without cause, and with or without notice at any time.

6.          Modification. As amended by this Amendment, the Employment Agreement is the final, complete and exclusive agreement of the Parties with respect to the subject matter thereof and supersedes and merges all prior discussions between the Parties. Except as expressly provided in this Amendment, the terms of the Employment Agreement remain in effect without modification. Neither this Amendment, nor the Employment Agreement itself, may be modified except by a written document signed by both you and an authorized representative of the Company. Capitalized terms not otherwise defined in this Amendment have the meanings provided for such terms in the Employment Agreement.

Please sign below to confirm your understanding and acceptance of the amendments set forth in this Amendment. Thank you for your continued efforts on behalf of Iteris, and I look forward to continuing to work with you in your new role.

Sincerely,

Iteris, Inc.

/s/ Jeff McDermott
Name: Jeff McDermott
Title: SVP & CHRO

Consented to and agreed by:

/s/ Doug Groves	January 30, 2023
Doug Groves	Date